                                                                    Exhibit 21.1


     West Marine, Inc. and its subsidiaries do business under the following names: West Marine Products, West Marine, E&B Discount Marine and Port Supply. The following is a list of the subsidiaries of West Marine, Inc., including the state of incorporation or jurisdiction of organization of each subsidiary:

West Marine Products, Inc., a California corporation
West Marine Puerto Rico, Inc., a California corporation
West Marine FSC, Inc., a Barbados corporation
West Marine Finance Company, Inc., a California corporation
W Marine Management Company, Inc., a California corporation
West Marine LBC, Inc., a California corporation
West Marine IHC I, Inc., a California corporation
West Marine Canada Corp., a Nova Scotia Unlimited Liability Company E&B Marine, Inc., a Delaware corporation
E&B Marine LBC, Inc., a California corporation
E&B Marine IHC I, Inc., a California corporation
E&B Marine Supply, Inc. (NJ), a New Jersey corporation
E&B Marine Supply, Inc. (MD), a Maryland corporation
Central Marine Supply Inc., a New Jersey corporation
Goldbergs' Marine Distributors, Inc., a Delaware Corporation
James Bliss & Co., Inc., a Massachusetts corporation
Krista Corporation, a Delaware corporation
Sea Ranger Marine Inc., a Delaware corporation